                                        REGISTRATION NO. 33-55289
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                         ----------------------

                       AMENDMENT NO. 1 ON FORM S-3
                                   TO
                                FORM S-4
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                             U S WEST, INC.
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          COLORADO                            84-0926774
(STATE OR OTHER JURISDICTION OF           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            IDENTIFICATION NO.)



                             U S WEST, INC.
                         7800 EAST ORCHARD ROAD
                        ENGLEWOOD, COLORADO 80111
                             (303) 793-6500
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
         AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         STEPHEN E. BRILZ, ESQ.
                             U S WEST, INC.
                         7800 EAST ORCHARD ROAD
                        ENGLEWOOD, COLORADO 80111
                             (303) 793-6500
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                    AREA CODE, OF AGENT FOR SERVICE)

                               COPIES TO:
                          DENNIS J. BLOCK, ESQ.
                         WEIL, GOTSHAL & MANGES
                            767 FIFTH AVENUE
                        NEW YORK, NEW YORK 10153
                             (212) 310-8000

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC:  From time to time after the effective date of this Registration
Statement.
            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


                                                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF         AMOUNT TO BE     PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)  OFFERING PRICE PER UNIT(2)  AGGREGATE OFFERING PRICE(2)  REGISTRATION FEE(3)
- ---------------------------------------------------------------------------------------------------------------------------------

Common Stock,
without par value(4)           12,248,748             $39.625                 $485,356,641                  $167,364
- ---------------------------------------------------------------------------------------------------------------------------------


(1) The number of shares of common stock, without par value, of the Registrant ("U S WEST Common Stock") to be registered has been estimated based on an assumed aggregate merger consideration of $485,361,000 and the market value of the U S WEST Common Stock ($39.625 per share, which was the average of the high and low sale prices of a share of U S WEST Common Stock on the New York Stock Exchange (the "NYSE") on September 16, 1994).
(2) Estimated solely for purposes of determining the registration fee, based on the average of the high and low prices of a share of U S WEST Common Stock on the NYSE on September 15, 1994.
(3) The Registrant has previously paid $9,212 of this amount in connection with its filing of the Registration Statement on Form S-4 on August 30, 1994.
(4) Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the U S WEST Common Stock.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1994

PROSPECTUS                                          [LOGO]


                          12,248,748 SHARES OF

                             U S WEST, INC.

                              COMMON STOCK

      This Prospectus relates to the offer and resale of up to 12,248,748 shares (the "Shares") of common stock, without par value, of U S WEST, Inc. ("U S WEST"). The Shares will be issued initially by U S WEST on or about ________, 1994 to Peachtree Cable Holdings, Ltd. ("Peachtree") pursuant to that certain Agreement and Plan of Merger, dated as of July 15, 1994, among U S WEST, Multimedia Cable, Inc., Wometco Cable Corp. ("Wometco"), Peachtree and Peachtree Cable Associates, Ltd. (the "Merger Agreement").

      The Shares may be offered by Peachtree (the "Selling Stockholder") or by its pledgees, donees, distributees, transferees or other successors in interest pursuant to this Prospectus from time to time in transactions on the New York Stock Exchange or other exchanges to which shares of the common stock of U S WEST have been or may be admitted for trading privileges, or in the over-the-counter market, at market prices obtainable at the time of sale, or otherwise in privately-negotiated transactions at prices determined by negotiation at the time of such sales. See "Selling Stockholder" and "Plan of Distribution."

      None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by U S WEST. U S WEST has agreed to bear all expenses with respect to the registration of the Shares being offered for resale hereby, other than underwriting and brokerage discounts and commissions and transfer taxes, if any, incurred in connection with any resale of the Shares, which will be paid by the Selling Stockholder. See "Selling Stockholder."

      U S WEST's common stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange under the symbol "USW". Application will be made to have the Shares authorized for listing on the NYSE. On September 16, 1994, the closing price on the New York Stock Exchange Composite Transactions Tape of U S WEST's common stock was $39 3/8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this Prospectus is ____________, 1994.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

      No person is authorized to give any information or to make any representation with respect to the matters described in this Prospectus other than those contained or incorporated by reference herein or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by U S WEST. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of U S WEST since the date hereof.

                     -------------------------------


                          AVAILABLE INFORMATION

      U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

      U S WEST has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents which have been filed by U S WEST with the Commission (File No. 1-8611) are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1993,
(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994,
(iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1994,
(iv) Current Reports on Form 8-K dated January 21, 1994, February 24, 1994, April 1, 1994, April 18, 1994, June 24, 1994, July 15, 1994, July
18, 1994 and July 25, 1994, (v) the description of the Common Stock of U S WEST contained in Item 11 of U S WEST's Registration Statement on Form 10, filed with the Commission on November 16, 1983, as amended, and (vi) the description of the Preferred Stock purchase rights as set forth in
Item 1 of U S WEST's Registration Statement on Form 8-A, filed with the Commission on April 18, 1989.

      All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the consummation of the Merger shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      U S WEST WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE TREASURER, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER (303) 793-6500).

                   ----------------------------------

                               THE COMPANY

      U S WEST is a diversified global communications company engaged in the telecommunications, directory publishing, marketing and entertainment services businesses. Telecommunications services are provided by U S WEST's principal subsidiary to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the
"U S WEST Region"). Directory publishing, marketing and entertainment services as well as cellular mobile communications services are provided by other U S WEST subsidiaries to customers both inside and outside the U S WEST Region. U S WEST was incorporated in 1983 under the laws of the State of Colorado and has its principal executive offices at 7800 Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-
6500).


                           SELLING STOCKHOLDER

      The 12,248,748 Shares to which this Prospectus relates will be issued by U S WEST to the Selling Stockholder in connection with the consummation of the merger of Multimedia Cable, Inc. with and into Wometco (the "Merger"). U S WEST has agreed, pursuant to the terms of the Merger Agreement and as a condition to the consummation of the Merger, to register the Shares for resale by the Selling Stockholder.

      Assuming an aggregate merger consideration of $485,361,000 and a market value of U S WEST's common stock of $39.625 per share (the average of the high and low sale prices of a share of U S WEST's common stock on the NYSE on September 16, 1994), upon the consummation of the Merger the Selling Stockholder will own 12,248,748 shares of U S WEST's common stock. After the completion of this offering, the Selling Stockholder will not own any shares of U S WEST's common stock, assuming all of the Shares offered pursuant to this Prospectus are sold. The Selling Stockholder does not hold, and during the past three years has not held, any position, office or other material relationship with U S WEST or any of its predecessors or affiliates.

      U S WEST has agreed to bear all expenses with respect to the registration of the Shares being offered for resale hereby, other than underwriting and brokerage discounts and commissions and transfer taxes, if any, incurred in connection with any resale of the Shares, which will be paid by the Selling Stockholder.


                          PLAN OF DISTRIBUTION

      U S WEST has been advised that the Shares may be sold by the Selling Stockholder or by its pledgees, donees, distributees, transferees or other successors in interest pursuant to this Prospectus from time to time in transactions on the NYSE or other exchanges to which shares of the common stock of U S WEST have been or may be admitted for trading privileges, or in the over-the-counter market, at market prices obtainable at the time of sale, or otherwise in privately-negotiated transactions at prices determined by negotiation at the time of such sales. Such transactions may be effected by selling shares directly to purchasers or to or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder, or its successor or successors in interest, and/or the purchasers of shares for whom broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). U S WEST will not receive any of the proceeds from any sale of the Shares. This Prospectus may only be used in connection with sales of the Shares so long as the Shares are "restricted securities" within the meaning of Rule 144 of the Securities Act.

      The Selling Stockholder, its successor or successors in interest, and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


                                 EXPERTS

      The consolidated financial statements and the consolidated financial statement schedules included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1993 are incorporated herein by reference in reliance on the reports of Coopers & Lybrand, independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.


                              LEGAL MATTERS

      The validity of the Shares and certain legal matters relating thereto will be passed upon for U S WEST by Stephen E. Brilz, Senior Attorney of U S WEST.

                 INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

      The table below sets forth the expenses expected to be incurred and borne by U S WEST in connection with the registration of the Shares offered hereby.


     Securities and Exchange Commission
       registration fee. . . . . . . . . . . . . . . . . . . $167,364**
     Accounting fees and expenses. . . . . . . . . . . . . .   15,000
     Legal fees and expenses . . . . . . . . . . . . . . . .   50,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .    2,000
                                                             --------
       Total . . . . . . . . . . . . . . . . . . . . . . . . $234,364
     ____________________

      *Except for the SEC registration fee, all expenses are estimated. **The Registrant has previously paid $9,212 of this amount in connection with its filing of the Registration Statement on Form S-4 on August 30, 1994.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The By-laws of U S WEST provide for the indemnification of directors and officers to the extent permissible under applicable law. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") specify the circumstances under which a corporation may indemnify its directors, officers, employees, fiduciaries or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, can be made, except that in a proceeding by or in the right of the corporation, indemnification for reasonable expenses incurred in connection with such proceeding is permitted. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding.

      The directors and officers of U S WEST are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by U S WEST.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)  Exhibits

      Exhibits identified in parentheses below are on file with the SEC and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

 **2    -  Agreement and Plan of Merger, dated as of July 15, 1994, among U S WEST, Inc., Multimedia Cable, Inc., Wometco Cable Corp., Peachtree Cable Holdings, Ltd. and Peachtree Cable Associates, Ltd.

  (3-A) - Articles of Incorporation of U S WEST, Inc. dated September 23, 1983 (Exhibit 3a to Registration Statement No. 2-87861).

  (3-B) -  Articles of Amendment to the Articles of Incorporation of
           U S WEST, Inc. dated June 6, 1988 (Exhibit 3b to Form 10-K, date of report March 29, 1989, File No. 1-8611).

  (3-C) - Articles of Amendment to the Articles of Incorporation of U S WEST, Inc. dated May 3, 1991 (Exhibit 3c to Form SE filed on March 5, 1992, File No. 1-8611).

  (3-D) -  Bylaws of U S WEST, Inc. as amended February 5, 1993
           (Exhibit 3b to Form 10-K, date of report March 19, 1993, File No. 1-8611).

  (4-A) - Rights Agreement dated as of April 7, 1989 between U S WEST, Inc. and American Transtech Inc., as Rights Agent (Exhibit 4d to Form SE filed on April 11, 1990, File No. 1-8611).

  (4-B) - Agreement for Appointment and Acceptance of Appointment as Successor Rights Agent dated July 15, 1992 between U S WEST,
           Inc. and State Street Bank and Trust Company (Exhibit   4-F
           to Registration Statement No. 33-50047).

 **5    -  Opinion of Stephen E. Brilz regarding the legality of the securities being registered.

  (12) - Computation of Ratio of Earnings to Fixed Charges of U S WEST, Inc. (Exhibit 12 to Form 10-Q for quarter ending June 30, 1993 File No. 1-8611).

 **23-A -  Consent of Coopers & Lybrand.

 **23-B - Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5.

  **24  -  Powers of Attorney.

_______________
 *Previously filed.
**Filed herewith.


ITEM 17.  UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, U S WEST, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of September, 1994.

                                         U S WEST, Inc.


                                    By /s/        STEPHEN E. BRILZ
                                       -------------------------------
                                                  Stephen E. Brilz
                                                  Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

  RICHARD D. McCORMICK*  Chairman of the Board,
                           President and Chief Executive
                           Officer

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

  JAMES M. OSTERHOFF*    Executive Vice President and
                           Chief Financial Officer

DIRECTORS:

  RICHARD B. CHENEY*
  REMEDIOS DIAZ-OLIVER*
  GRANT A. DOVE*
  MARY M. GATES*
  ALLAN D. GILMOUR*
  PIERSON M. GRIEVE*
  ALLEN F. JACOBSON*
  RICHARD D. MCCORMICK*
  GLEN L. RYLAND*
  JERRY O. WILLIAMS*
  DANIEL YANKELOVICH*
  MARILYN CARLSON NELSON*
  FRANK POPOFF*
  SHIRLEY M. HUFSTEDLER*


  *By /s/   STEPHEN E. BRILZ
      -----------------------
             Stephen E. Brilz
             Attorney-in-Fact

Dated:  September 21, 1994

                              EXHIBIT INDEX

                                                                     SEQUENTIAL
EXHIBIT                                                                  PAGE
NUMBER                                                                  NUMBER
- -------                                                              ----------


**2 Agreement and Plan of Merger, dated as of July 15, 1994, among U S WEST, Inc., Multimedia Cable, Inc., Wometco
       Cable Corp., Peachtree Cable Holdings, Ltd. and
       Peachtree Cable Associates, Ltd.

(3-A)  Articles of Incorporation of U S WEST, Inc. dated
       September 23, 1983 (Exhibit 3a to Registration Statement
       No. 2-87861).

(3-B) Articles of Amendment to the Articles of Incorporation of U S WEST, Inc. dated June 6, 1988 (Exhibit 3b to Form 10-K, date of report March 29, 1989, File No. 1-8611).

(3-C) Articles of Amendment to the Articles of Incorporation of U S WEST, Inc. dated May 3, 1991 (Exhibit 3c to Form SE filed on March 5, 1992, File No. 1-8611).

(3-D)  Bylaws of U S WEST, Inc. as amended February 5, 1993
       (Exhibit 3b to Form 10-K, date of report March 19, 1993,
       File No. 1-8611).

(4-A) Rights Agreement dated as of April 7, 1989 between U S WEST, Inc. and American Transtech Inc., as Rights Agent (Exhibit 4d to Form SE filed on April 11, 1990, File No. 1-8611).

(4-B)  Agreement for Appointment and Acceptance of Appointment as
       Successor Rights Agent dated July 15, 1992 between U S WEST, Inc. and State Street Bank and Trust Company (Exhibit 4-F to Registration Statement No. 33-50047).

**5 Opinion of Stephen E. Brilz regarding the legality of the securities being registered.

(12) Computation of Ratio of Earnings to Fixed Charges of U S WEST, Inc. (Exhibit 12 to Form 10-Q for quarter ending June 30, 1993 File No. 1-8611).

**23-A Consent of Coopers & Lybrand.                                       12

**23-B Consent of Stephen E. Brilz is contained in the opinion of counsel filed as Exhibit 5.

**24   Powers of Attorney.

_______________
 *Previously filed.
**Filed herewith.